COUSINS PROPERTIES INCORPORATED AND CONSOLIDATED ENTITIES
                    COMPUTATION OF WEIGHTED AVERAGE NUMBER OF
                     SHARES OF COMMON STOCK USED TO COMPUTE
                   PRIMARY AND FULLY DILUTED INCOME PER SHARE
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1996

                                                     1992              1993             1994              1995             1996
                                                  ----------        ----------       ----------        ----------       ----------
Shares outstanding at beginning of year           17,341,364        21,716,911       27,830,631        27,863,741       28,222,639
Weighted average number of shares
    issued during the year                           910,631         1,064,574           14,151           119,439          297,539
Weighted average number of shares
    acquired during the year                          (2,689)               --             (441)               --               --
Dilutive effect of outstanding options and
    warrants (as determined by the application
    of the Treasury Stock Method)                         --                --               --                --               --

Weighted average number of shares                 --------------------------------------------------------------------------------
    outstanding, as adjusted                      18,249,306        22,781,485       27,844,341        27,983,180       28,520,128
                                                  ================================================================================
Income before gain on sale of investment
    properties (000's)                               $ 9,069           $10,038          $20,539           $24,480          $28,212
Gain on sale of investment properties, net of
    applicable income tax provision (000's)            6,644             1,927            6,356             1,862           12,804
                                                     -----------------------------------------------------------------------------
Net income (000's)                                   $15,713           $11,965          $26,895           $26,342          $41,016
                                                     =============================================================================

Net income per share                                 $   .86           $   .53          $   .97           $   .94          $  1.44
                                                     =============================================================================